Exhibit 99.1

NEWS RELEASE

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: August 6, 2012	Financial Media

Otter Tail Corporation Announces Second Quarter Earnings; Announces Signed Letter of Interest to Sell DMI Industries’ Assets and Updates Earnings Guidance

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the quarter ended June 30, 2012.

Summary:

●
The corporation entered into a nonbinding letter of interest to sell the property, plant and equipment of its wind tower manufacturer, DMI Industries, Inc. (DMI), for $20 million, consistent with its strategy to reduce risk, refocus its diversified portfolio and redeploy capital for utility growth. Based on the letter of interest price, DMI recorded a noncash asset impairment charge of $45.6 million ($27.5 million net-of-tax), or $0.76 per share, in the second quarter of 2012.

●
Consolidated net loss from continuing operations totaled $16.9 million, or ($0.48) per diluted share, compared with net income of $5.1 million, or $0.14 per diluted share, for the second quarter of 2011. Excluding the DMI noncash asset impairment charge, consolidated net income from continuing operations totaled $10.6 million, or $0.28 per diluted share, on a non-GAAP basis1.

●
Consolidated net loss from continuing and discontinued operations totaled $17.4 million, or ($0.49) per diluted share, compared with net income of $18.8 million, or $0.51 per diluted share for the second quarter of 2011.

●	Consolidated revenues from continuing operations were $283.7 million compared with $283.3 million for the second quarter of 2011.

1 This release includes measures of financial performance and presentations of financial information that are not defined by generally accepted accounting principles (GAAP). Management believes that adjusting for certain one-time costs, such as asset impairment charges, and presenting results on the basis of the expected future classification of continuing and discontinued operations will assist investors in making an evaluation of our performance against prior periods on a comparable basis. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance.  These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with GAAP.

CEO Overview
“Our decision to divest DMI is consistent with the course we’ve set to optimize our portfolio of companies, reduce risk, and create a more predictable earnings stream to support the dividend and future growth,” said Otter Tail Corporation President and CEO Jim McIntyre. “The decision to sell notwithstanding, we are pleased with recent productivity and quality control improvements at DMI that have had a positive impact on earnings over last year’s second quarter results and partially offset the impact of the noncash asset impairment charge taken by DMI.

“Earnings from our Electric segment were in line with our expectations, despite increases in scheduled plant maintenance and postretirement benefit costs that contributed to a $2.2 million decrease in Electric segment net income compared with the second quarter of 2011. Milder weather in the second quarter of 2012 also led to a reduction in kilowatt-hour (kwh) sales. As we further optimize the size and composition of our portfolio of nonelectric businesses, we will continue to invest in additional electric transmission opportunities, such as the CapX2020 transmission projects currently under way and planned Midwest Independent Transmission System Operator (MISO) transmission projects, to generate more growth from our Electric segment.

“Overall, second quarter operating results were as anticipated, with the exception of the DMI noncash asset impairment charge and a net loss at our construction contractor, Foley Company. Continued cost overruns on certain major projects, combined with extremely narrow margins on work completed by Foley, contributed to a $1.9 million reduction in Construction segment earnings compared with last year’s second quarter. The projects experiencing overruns have been subjected to rigorous scrutiny and are expected to be substantially completed by year end 2012.

 “The corporation’s Plastics segment continued to experience better-than-expected margins resulting in an increase in segment net income compared with last year’s second quarter. BTD, our metal parts fabricator, also continued to provide strong returns. T.O. Plastics, our manufacturer of thermoformed plastic parts and containers, improved earnings as well, due, in part, to more selective bidding practices. However, operating results at ShoreMaster, our waterfront equipment manufacturer, were down mainly due to a decrease in commercial project activity and costs incurred to close its Camdenton, Missouri production facilities.”

McIntyre concluded, “Based on our 2012 second quarter results and expectations for classification of DMI as discontinued operations by the end of 2012, we are revising our guidance for diluted earnings per share from continuing operations to a range of $0.84 to $1.09 (inclusive of an after tax charge of $0.22 per share for early retirement of long-term debt in the third quarter of 2012). As we evaluate and refine our portfolio of businesses, the continued strong performance of Otter Tail Power Company, BTD, T.O. Plastics, Northern Pipe and Vinyltech, illustrates that we have a solid platform for growth as we remain dedicated to operational excellence throughout all of our operating companies.”

Letter of Interest to Sell DMI Assets
The corporation entered into a nonbinding letter of interest in June 2012 to sell the property, plant and equipment of DMI for $20 million, with the corporation retaining DMI’s net working capital—approximately $66 million on June 30, 2012. The transaction is expected to close no later than January 3, 2013. The market value for DMI’s assets has been significantly impacted by reduced demand for wind towers due to adverse market conditions affecting the industry, including uncertainty regarding renewal or extension of the Federal Production Tax Credit for investments in renewable energy resources, which is set to expire at the end of 2012. Based on the corporation’s second quarter 2012 decision to divest DMI’s assets and the price for the fixed assets agreed to in the nonbinding letter of interest, DMI recorded a noncash asset impairment charge of $45.6 million ($27.5 million net-of-tax), or $0.76 per share, in the second quarter of 2012. Under the terms of the nonbinding letter of interest, DMI must complete its current backlog of towers ordered for delivery in 2012 before closing can occur. Under these circumstances, accounting rules require that DMI’s assets and results of operations be reported as continuing operations. However, on completion of all remaining tower orders, DMI’s assets will be considered available for immediate sale and the corporation expects DMI’s results and any remaining assets will be reported as discontinued operations at the end of 2012. Should the transaction not be completed, the corporation plans to close DMI’s plants in West Fargo, North Dakota and Tulsa, Oklahoma and sell DMI’s fixed assets, after DMI finishes its backlog of orders for 2012.

The following table provides a non-GAAP presentation of the corporation’s net income and earnings per share from continuing operations for the three and six months period ended June 30, 2012 and 2011, excluding DMI:

	Quarter Ended June 30,		Year-to-Date June 30,
(in thousands, except per share amounts)	2012	2011	2012	2011
Net (Loss) Income from Continuing Operations (including DMI) (GAAP)	$(16,886)	$5,125	$(7,395)	$10,338
DMI Net Loss	(24,933)	(6,566)	(25,623)	(12,798)
Net Income from Continuing Operations excluding DMI (Non-GAAP)	$8,047	$11,691	$18,228	$23,136

Diluted Earnings Per Common Share:
Continuing Operations (including DMI) (GAAP)	$(0.48)	$0.14	$(0.22)	$0.28
Add back DMI Net Loss	$0.70	$0.18	$0.71	$0.35
Continuing Operations – excluding DMI (non-GAAP)	$0.22	$0.32	$0.49	$0.63

Cash Flow from Operations and Liquidity
The corporation’s consolidated cash flow from continuing operations for the six months ended June 30, 2012 was $44.1 million compared with $29.1 million for the six months ended June 30, 2011. Consolidated cash flow from discontinued operations was $1.4 million for the six months ended June 30, 2012 compared with $11.7 million for the six months ended June 30, 2011. On July 13, 2012 the corporation prepaid in full its outstanding $50 million, 8.89% Senior Unsecured Note due November 30, 2017, for a price of $63,031,000, which included the principal amount of the note, plus accrued interest of $531,000 and a negotiated prepayment premium of $12,500,000. The corporation used funds available from its existing $200 million credit facility for the prepayment. This early retirement reflects a desire to lower the corporation’s long-term debt outstanding given its recent divestitures and its anticipated divestiture of DMI. This early retirement of debt strengthens the corporation’s consolidated capital structure and will positively affect future years’ earnings by lowering interest costs.

The following table presents the status of the corporation’s lines of credit as of July 31, 2012 and June 30, 2012:

(in thousands)	Line Limit	In Use On July 31, 2012	Restricted due to Outstanding Letters of Credit	Available on July 31, 2012	Available on June 30, 2012
Otter Tail Corporation Credit Agreement	$200,000	$60,000	$733	$139,267	$196,861
OTP Credit Agreement	170,000	9,124	3,050	157,826	157,965
Total	$370,000	$69,124	$3,783	$297,093	$354,826

Board of Directors Declared Quarterly Dividends
As previously announced, on August 3, 2012 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable September 10, 2012 to shareholders of record on August 15, 2012. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable September 1, 2012 to shareholders of record on August 15, 2012.

Segment Performance Summary
Electric
Electric revenues and net income were $79.0 million and $5.2 million, respectively, compared with $78.0 million and $7.4 million for the second quarter of 2011. A $1.0 million increase in retail electric revenues reflects the following:
●	a $1.8 million increase in revenue mainly related to rate design changes implemented in Minnesota in October 2011 on finalization of Otter Tail Power Company’s 2010 general rate case,
●	a $1.0 million increase in revenue related to the recovery of an increase in the average cost of fuel and purchased power per kwh incurred to serve retail customers, and
●	a $0.7 million increase in transmission costs recovery rider revenues as a result of increased investment in transmission assets, offset by:

●
a $2.5 million decrease in revenues, mainly due to a 4.6% reduction in retail kwh sales primarily resulting from significantly milder weather in the second quarter of 2012 as heating degree days were down 28.0% compared with the second quarter of 2011.

Other electric operating revenues increased $1.6 million mainly as a result of an increase in transmission tariff revenues due, in part, to revenues from CapX2020 transmission project investments.

Wholesale electric revenues from company-owned generation decreased $1.5 million as a result of a 51.7% decrease in wholesale kwh sales. Lower wholesale demand due to milder weather drove wholesale prices down, reducing opportunities to sell competitively in wholesale markets. Additionally, plant availability was reduced in the second quarter of 2012 as Coyote Station, Otter Tail Power Company’s lowest fuel-cost plant, was shut down for seven weeks of scheduled maintenance and Big Stone Plant had a 10-day spring maintenance outage, resulting in a 34.9% reduction in kwhs generated from the utility’s steam-powered and combustion turbine generators. Net mark-to-market gains on forward energy contracts decreased $0.2 million between the quarters.

Fuel costs decreased $4.6 million as a result of the 34.9% decrease in kwhs generated from Otter Tail Power Company’s steam-powered and combustion turbine generators, partially offset by a 12.0% increase in the cost of fuel per kwh generated. Generation levels decreased in response to lower demand due to mild weather and also because of scheduled plant maintenance outages.

The cost of purchased power for retail sales increased $4.4 million as a result of a 121% increase in kwhs purchased, partially offset by a 29.2% decrease in the cost per kwh purchased. The increase in kwhs purchased was mainly due to the reduced availability of Otter Tail Power Company’s steam-powered generators.

Electric operating and maintenance expenses increased $4.0 million due to the following:
●	a $1.8 million increase in generation plant maintenance costs mainly related to the seven-week scheduled maintenance shutdown of Coyote Station in the second quarter of 2012,
●	a $1.2 million increase in employee benefit expenses mainly due to increases in postretirement benefit costs resulting from a reduction in the discount rate related to projected benefit obligations,
●	a $0.7 million increase in MISO Schedule 26 transmission service charges, and
●	a $0.3 million increase in property tax expense related to higher taxes on electric distribution property and increased investments in transmission property.

Electric segment depreciation expense increased $0.4 million as a result of 2011 property additions. Income taxes in the Electric segment decreased $0.8 million mainly as a result of a reduction in Electric segment income before income taxes.

Wind Energy
Wind Energy revenues and net loss were $62.6 million and $24.9 million, respectively, compared with revenues of $55.0 million and a net loss of $6.6 million for the second quarter of 2011. The Wind Energy segment’s second quarter 2012 net income excluding DMI’s asset impairment charge on a non-GAAP basis compared to second quarter 2011 net income is shown in the table below:

	Three Months Ended
	June 30,
(in millions)	2012	2011	Variance
Net Loss (GAAP)	$(24.9)	$(6.6)	$(18.3)
Asset Impairment Charge (net-of-tax)	27.5	--	27.5
Net Income (Loss) – Excluding Asset Impairment Charge (non-GAAP)	$2.6	$(6.6)	$9.2

At DMI’s U.S. plants, revenues and net income excluding the asset impairment charge increased as a result of an 8.8% increase in towers produced at those locations in combination with productivity improvements, cost controls and the implementation of quality control measures that eliminated the need for outsourced quality assurance staffing. Revenues and net losses were down at DMI’s Canadian plant as a result of the plant being idled in the fourth quarter of 2011.

Manufacturing
Manufacturing revenues and net income were $63.6 million and $2.4 million, respectively, compared with $57.3 million and $2.8 million for the second quarter of 2011.
●
At BTD, a revenue increase of $7.1 million due to higher sales volume on improved customer demand was offset by increases of $6.3 million in cost of goods sold and $0.7 million in operating expenses, resulting in no change in net income at BTD between the quarters.

●
At T.O. Plastics, revenues increased $0.8 million and net income increased $0.4 million as a result of increased sales of industrial and medical packaging products and more selective bidding practices.

●
At ShoreMaster revenues decreased $1.6 million and its earnings declined $0.7 million, resulting in a net loss for the quarter. ShoreMaster’s revenue and net income decreased as a result of a $1.3 million decrease in commercial sales combined with a $0.3 million decrease in residential sales.

Construction
Construction revenues and net loss were $37.9 million and $1.8 million, respectively, compared with revenues of $49.1 million and net income of $0.2 million for the second quarter of 2011. Foley Company revenues decreased $15.4 million due to a decrease in work volume and the effect of cost overruns on estimated revenues recognized under percentage-of-completion accounting, while Aevenia's revenues increased $4.2 million as a result of an increase in electrical transmission, distribution and substation work facilitated by better weather and improved access to construction sites in the second quarter of 2012 compared with the second quarter of 2011. Extremely narrow margins on work completed and continued cost overruns on certain major projects at Foley Company were the primary reason for the Construction segment's net loss in the second quarter of 2012 compared with net income for the second quarter of 2011.

Plastics
Plastics revenues and net income were $41.5 million and $4.1 million, respectively, compared with $44.4 million and $3.3 million for the second quarter of 2011. The decrease in revenues was the result of a 12.3% decrease in pounds of polyvinyl chloride (PVC) pipe sold, partially offset by a 6.6% increase in the price per pound of pipe sold. Despite the reduction in revenues, segment net income increased $0.8 million as a result of a $4.1 million net decrease in costs of goods sold and operating expenses between the quarters.

Corporate
Corporate expenses, net-of-tax, decreased $0.1 million between the quarters.

Discontinued Operations
In the second quarter of 2011, the corporation sold Idaho Pacific Holdings, Inc. (IPH), its food ingredient processing company. In the fourth quarter of 2011, the corporation sold E.W. Wylie Corporation (Wylie), its trucking business. On January 18, 2012 ShoreMaster completed the sale of the assets of its wholly owned subsidiary, Aviva Sports, Inc. (Aviva), and on February 29, 2012 the corporation completed the sale of DMS Health Technologies, Inc. (DMS), its health services business. The financial position, results of operations, and cash flows of IPH, Wylie, Aviva and DMS are reported as discontinued operations in the corporation’s consolidated financial statements provided at the end of this report.

Following is a summary presentation of the results of discontinued operations:

	Three Months Ended June 30,
(in thousands)	2012	2011
Operating Revenues	$--	$41,282
Operating Expenses	26	41,799
Operating Loss	(26)	(517)
Interest Charges	--	11
Other Income	--	1,259
Income Tax (Benefit) Expense	(11)	280
Net (Loss) Income from Operations	(15)	451
(Loss) Gain on Disposition Before Taxes	(490)	16,767
Income Tax (Benefit) Expense on Disposition	(35)	3,515
Net (Loss) Gain on Disposition	(455)	13,252
Net (Loss) Income	$(470)	$13,703

The corporation continues to review its portfolio of companies to see where additional opportunities exist to improve its risk profile, improve credit metrics and generate additional sources of cash to support the dividend and future capital expenditure plans of its Electric segment consistent with the strategy to grow this business given its current investment opportunities.

2012 Business Outlook

Based on year-to-date segment performance and the anticipated classification of DMI under discontinued operations, the corporation is updating its 2012 expectations for diluted earnings per share from continuing operations to a range of $0.84 to $1.09 (inclusive of an after tax charge of $0.22 per share for early retirement of long-term debt in the third quarter of 2012) from its previously announced range of $1.05 to $1.40. This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions, as well as the corporation’s plans and strategies for improving future operating results. The corporation’s current consolidated capital expenditures expectation for 2012 is in the range of $125 million to $135 million. This compares with $74 million of capital expenditures in 2011. The corporation plans to invest in generation and transmission projects for the Electric segment that have the potential to positively impact the corporation’s earnings and returns on capital. Future Electric segment investments include the construction of a new air quality control system at Big Stone Plant to meet requirements of the Clean Air Act and regional haze regulations, investment in two MISO-determined ‘multi-value’ transmission projects that will serve the MISO region, and continuing investment, with other utilities, in three CapX2020 transmission projects already underway.

Segment components of the corporation’s updated 2012 earnings per share guidance range are as follows:

Previous 2012 Earnings Per Share Guidance Range			Updated 2012 Earnings Per Share Guidance Range
	Low	High		Low	High
Electric	$1.00	$1.05	Electric	$1.00	$1.05
Wind Energy	$(0.10)	$0.00	Wind Energy	$0.00	$0.00
Manufacturing	$0.36	$0.41	Manufacturing	$0.25	$0.30
Construction	$(0.13)	$(0.08)	Construction	$(0.18)	$(0.13)
Plastics	$0.18	$0.23	Plastics	$0.24	$0.29
Corporate	$(0.26)	$(0.21)	Corporate – Recurring Costs	$(0.25)	$(0.20)
			Subtotal	$1.06	$1.31
			Corporate – Debt Extinguishment	$(0.22)	$(0.22)
Total – Continuing Operations	$1.05	$1.40	Total – Continuing Operations	$0.84	$1.09
Discontinued Operations:			Discontinued Operations:
Net Earnings	$0.00	$0.03	Net Loss	$(0.09)	$(0.04)
			DMI Asset Impairment Charge	$(0.81)	$(0.76)
Loss on Sale of Disc. Ops.	$(0.10)	$(0.08)	Loss on Sale of Discontinued Operations	$(0.10)	$(0.08)
Total	$0.95	$1.35	Total	$(0.16)	$0.21

Contributing to the earnings guidance for 2012 are the following items:

●	The corporation expects net income in its Electric segment to be in the same range as previous guidance.

●
The corporation expects to complete a sale of its Wind Energy segment assets by early 2013 and, therefore, expects DMI’s 2012 results to be included in discontinued operations. DMI has been able to stabilize production, improve productivity, align headcount with current production demands and eliminate the need for outsourced quality assurance staffing. Order backlog is expected to continue to generate revenues, earnings and cash flows for the remainder of 2012 but DMI’s second quarter 2012 noncash asset impairment charge will have a negative impact on consolidated results in 2012. Backlog in the Wind Energy segment is $70 million for the remainder of 2012.

●
The corporation now expects 2012 earnings from its Manufacturing segment to be lower than previous guidance primarily due to lower earnings at ShoreMaster and BTD. Continued reductions in commercial revenues at ShoreMaster along with higher than expected commercial operating expenses are the primary reason for the revised outlook. BTD expects lower earnings compared to previous guidance due to reduction in sales volume at its Illinois plant and lower scrap prices for steel in the second half of 2012 compared with the first half of 2012. Backlog in place for the manufacturing companies is $76 million for 2012 compared with $62 million one year ago.

●
The corporation now expects a larger net loss from its Construction segment in 2012 as Foley continued to experience cost overruns on certain major projects in the first half of 2012. Backlog in place for the construction businesses is $73 million for 2012 compared with $84 million one year ago.

●
The corporation is increasing the earning guidance for its Plastics segment net income in 2012, compared with previous guidance, based on the strength of its performance in the first half of 2012 and current market conditions.

●	Corporate general and administrative costs are expected to remain relatively flat between the years.

Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2012 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:

●	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

●	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

●
Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

●
The corporation relies on access to both short- and long-term capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

●
The corporation may, from time to time, sell one or more of its nonelectric businesses to provide capital to fund investments in its electric utility business or for other corporate purposes, which could result in the recognition of a loss on the sale of any business sold. The sale of any of the corporation’s businesses also exposes the corporation to additional risks associated with indemnification obligations under the applicable sales agreements and any related disputes.

●
The corporation may experience fluctuations in revenues and expenses related to its operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations, or to meet covenants under its borrowing agreements.

●
Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

●
The corporation made a $10.0 million discretionary contribution to its defined benefit pension plan in January 2012. The corporation could be required to contribute additional capital to the pension plan in the future if the market value of pension plan assets significantly declines, plan assets do not earn in line with the corporation’s long-term rate of return assumptions or relief under the Pension Protection Act is no longer granted.

●	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating income.

●
A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as financing agreement covenants.

●
The inability of the corporation’s subsidiaries to provide sufficient earnings and cash flows to allow the corporation to meet its financial obligations and debt covenants and pay dividends to its shareholders could have an adverse effect on the corporation.

●	Economic conditions could negatively impact the corporation’s businesses.

●	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

●
The corporation’s plans to grow and realign its diversified business mix through capital projects, acquisitions and dispositions may not be successful, which could result in poor financial performance.

●	The corporation’s plans to grow and operate its nonelectric businesses could be limited by state law.

●
The corporation’s subsidiaries enter into production and construction contracts, including contracts for new product designs, which could expose them to unforeseen costs and costs not within their control, which may not be recoverable and could adversely affect the corporation’s results of operations and financial condition.

●	Significant warranty claims and remediation costs in excess of amounts normally reserved for such items could adversely affect the corporation’s results of operations and financial condition.

●	The corporation is subject to risks associated with energy markets.

●	The corporation is subject to risks and uncertainties related to the timing and recovery of deferred tax assets which could have a negative impact on the corporation’s net income in future periods.

●	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

●	Competition is a factor in all of the corporation’s businesses.

●
The corporation relies on its information systems to conduct its business, and failure to protect these systems against security breaches could adversely affect its business and results of operations.  Additionally, if these systems fail or become unavailable for any significant period of time, the corporation’s business could be harmed.

●	Actions by the regulators of the corporation’s electric operations could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

●
Otter Tail Power Company’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

●
Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (CO2) emissions, could affect Otter Tail Power Company’s operating costs and the costs of supplying electricity to its customers.

●
The U.S. wind industry is reliant on tax and other economic incentives and political and governmental policies. A significant change in these incentives and policies could negatively impact the value of DMI’s fixed assets and result in an additional impairment of these assets if the corporation is unable to agree to terms related to the June 2012 nonbinding letter of interest to sell these assets. The Federal Production Tax Credit is currently scheduled to expire on December 31, 2012.

●	The corporation’s wind tower manufacturing business is substantially dependent on a few significant customers.

●
Competition from foreign and domestic manufacturers, cost management in a fixed price contract project environment, the price and availability of raw materials, the ability of suppliers to deliver materials at contracted prices, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

●
A significant failure or an inability to properly bid or perform on projects by the corporation’s wind energy, construction or manufacturing businesses could lead to adverse financial results and could lead to the possibility of delay or liquidated damages.

●
The corporation’s Plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this segment.

●
The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

●	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

See Otter Tail Corporation’s results of operations for the three and six months ended June 30, 2012 and 2011 in the following financial statements: Consolidated Statements of Income, Consolidated Balance Sheets – Assets, Consolidated Balance Sheets – Liabilities and Equity, and Consolidated Statements of Cash Flows.

# # #

Otter Tail Corporation
Consolidated Statements of Income
In thousands, except share and per share amounts
(not audited)

	Quarter Ended June 30,		Year-to-Date June 30,
	2012	2011	2012	2011
Operating Revenues by Segment
Electric	$78,963	$78,031	$168,966	$169,627
Wind Energy	62,618	55,025	114,720	102,013
Manufacturing	63,581	57,320	129,575	112,681
Construction	37,934	49,133	73,551	86,648
Plastics	41,490	44,373	76,365	62,851
Corporate Revenue and Intersegment Eliminations	(877)	(584)	(1,879)	(1,374)
Total Operating Revenues	283,709	283,298	561,298	532,446
Operating Expenses
Fuel and Purchased Power	24,783	24,974	54,365	56,928
Nonelectric Cost of Goods Sold (depreciation included below)	167,612	179,241	330,602	319,580
Electric Operating and Maintenance Expense	35,077	31,104	67,707	62,221
Nonelectric Operating and Maintenance Expense	17,189	17,014	34,680	30,090
Asset Impairment Charge	45,573	--	46,005	--
Depreciation and Amortization	17,118	17,552	34,171	34,658
Total Operating Expenses	307,352	269,885	567,530	503,477
Operating Income (Loss) by Segment
Electric	8,656	11,933	25,615	30,419
Wind Energy	(39,227)	(6,901)	(38,369)	(12,787)
Manufacturing	5,354	5,579	10,355	11,233
Construction	(2,558)	515	(9,348)	190
Plastics	7,120	5,853	12,872	5,587
Corporate	(2,988)	(3,566)	(7,357)	(5,673)
Total Operating (Loss) Income	(23,643)	13,413	(6,232)	28,969
Interest Charges	8,477	9,138	17,093	18,614
Other Income	741	765	1,734	1,136
Income Tax (Benefit) Expense – Continuing Operations	(14,493)	(85)	(14,196)	1,153
Net Income (Loss) by Segment – Continuing Operations
Electric	5,191	7,386	16,207	18,528
Wind Energy	(24,933)	(6,566)	(25,623)	(12,798)
Manufacturing	2,420	2,769	4,631	5,427
Construction	(1,756)	184	(5,927)	(141)
Plastics	4,067	3,312	7,320	2,938
Corporate	(1,875)	(1,960)	(4,003)	(3,616)
Net (Loss) Income from Continuing Operations	(16,886)	5,125	(7,395)	10,338
Discontinued Operations
(Loss) Income - net of Income Tax (Benefit) Expense of ($11), $280, $573 and $568 for the respective periods	(15)	451	826	934
(Loss) Gain on Disposition - net of Income Tax (Benefit) Expense of ($35), $3,515, ($169) and $3,515 for the respective periods	(455)	13,252	(3,544)	13,252
Net (Loss) Income from Discontinued Operations	(470)	13,703	(2,718)	14,186
Net (Loss) Income	(17,356)	18,828	(10,113)	24,524
Preferred Dividend Requirement and Other Adjustments	184	506	368	690
Balance for Common	$(17,540)	$18,322	$(10,481)	$23,834
Average Number of Common Shares Outstanding
Basic	36,031,447	35,926,124	36,013,313	35,901,489
Diluted	36,031,447	36,163,805	36,013,313	36,139,170

Basic Earnings Per Common Share:
Continuing Operations	$(0.48)	$0.14	$(0.22)	$0.28
Discontinued Operations	(0.01)	0.37	(0.07)	0.38
	$(0.49)	$0.51	$(0.29)	$0.66
Diluted Earnings Per Common Share:
Continuing Operations	$(0.48)	$0.14	$(0.22)	$0.28
Discontinued Operations	(0.01)	0.37	(0.07)	0.38
	$(0.49)	$0.51	$(0.29)	$0.66

Otter Tail Corporation
Consolidated Balance Sheets
ASSETS
in thousands
(not audited)
	June 30,	December 31,
	2012	2011

Current Assets
Cash and Cash Equivalents	$--	$14,652
Accounts Receivable:
Trade—Net	134,235	116,522
Other	16,602	18,807
Inventories	77,368	77,983
Deferred Income Taxes	12,320	12,307
Accrued Utility Revenues	11,325	13,719
Costs and Estimated Earnings in Excess of Billings	75,295	67,109
Regulatory Assets	25,334	27,391
Other	16,539	21,414
Assets of Discontinued Operations	521	29,692
Total Current Assets	369,539	399,596

Investments	9,056	11,093
Other Assets	27,309	26,997
Goodwill	39,119	39,406
Other Intangibles—Net	14,793	15,286

Deferred Debits
Unamortized Debt Expense	5,783	6,458
Regulatory Assets	118,672	124,137
Total Deferred Debits	124,455	130,595

Plant
Electric Plant in Service	1,380,680	1,372,534
Nonelectric Operations	217,391	310,320
Construction Work in Progress	82,523	54,439
Total Gross Plant	1,680,594	1,737,293
Less Accumulated Depreciation and Amortization	630,465	659,744
Net Plant	1,050,129	1,077,549
Total	$1,634,400	$1,700,522

Otter Tail Corporation
Consolidated Balance Sheets
LIABILITIES AND EQUITY
in thousands
(not audited)
	June 30,	December 31,
	2012	2011

Current Liabilities
Short-Term Debt	$ 11,274	$ --
Current Maturities of Long-Term Debt	50,170	3,033
Accounts Payable	118,954	115,514
Accrued Salaries and Wages	18,490	19,043
Accrued Taxes	8,664	11,841
Derivative Liabilities	20,339	18,770
Other Accrued Liabilities	5,540	5,540
Liabilities of Discontinued Operations	4	13,763
Total Current Liabilities	233,435	187,504

Pensions Benefit Liability	98,620	106,818
Other Postretirement Benefits Liability	49,356	48,263
Other Noncurrent Liabilities	22,150	19,002

Deferred Credits
Deferred Income Taxes	152,598	177,264
Deferred Tax Credits	32,345	33,182
Regulatory Liabilities	68,071	69,106
Other	538	520
Total Deferred Credits	253,552	280,072

Capitalization
Long-Term Debt, Net of Current Maturities	421,829	471,915

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	--	--

Common Equity
Common Shares, Par Value $5 Per Share	180,822	180,509
Premium on Common Shares	253,113	253,123
Retained Earnings	109,267	141,248
Accumulated Other Comprehensive Loss	(3,244)	(3,432)
Total Common Equity	539,958	571,448
Total Capitalization	977,287	1,058,863
Total	$ 1,634,400	$ 1,700,522

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands
(not audited)
	For the Six Months Ended June 30,
In thousands	2012	2011
Cash Flows from Operating Activities
Net (Loss) Income	$(10,113)	$24,524
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Net Loss (Gain) from Sale of Discontinued Operations	3,544	(13,252)
Income from Discontinued Operations	(826)	(934)
Depreciation and Amortization	34,171	34,658
Asset Impairment Charge	46,005	--
Deferred Tax Credits	(1,045)	(1,281)
Deferred Income Taxes	(9,632)	5,650
Change in Deferred Debits and Other Assets	9,960	7,648
Discretionary Contribution to Pension Plan	(10,000)	--
Change in Noncurrent Liabilities and Deferred Credits	6,095	1,212
Allowance for Equity (Other) Funds Used During Construction	(378)	(292)
Change in Derivatives Net of Regulatory Deferral	748	45
Stock Compensation Expense – Equity Awards	612	921
Other—Net	453	654
Cash (Used for) Provided by Current Assets and Current Liabilities:
Change in Receivables	(15,508)	(30,298)
Change in Inventories	615	(6,235)
Change in Other Current Assets	(10,917)	(2,743)
Change in Payables and Other Current Liabilities	6,905	8,967
Change in Interest and Income Taxes Receivable/Payable	(6,549)	(162)
Net Cash Provided by Continuing Operations	44,140	29,082
Net Cash Provided by Discontinued Operations	1,377	11,655
Net Cash Provided by Operating Activities	45,517	40,737
Cash Flows from Investing Activities
Capital Expenditures	(69,443)	(39,777)
Proceeds from Disposal of Noncurrent Assets	5,560	1,233
Net (Increase) Decrease in Other Investments	(268)	937
Net Cash Used in Investing Activities - Continuing Operations	(64,151)	(37,607)
Net Proceeds from Sale of Discontinued Operations	24,278	84,363
Net Cash Used in Investing Activities - Discontinued Operations	(11,705)	(13,503)
Net Cash (Used in) Provided by Investing Activities	(51,578)	33,253
Cash Flows from Financing Activities
Change in Checks Written in Excess of Cash	7,352	(5,627)
Net Short-Term Borrowings (Repayments)	11,274	(46,777)
Payments for Retirement of Common Stock and Common Stock Issuance Expenses	(196)	(152)
Proceeds from Issuance of Long-Term Debt	--	2,007
Short-Term and Long-Term Debt Issuance Expenses	(10)	(688)
Payments for Retirement of Long-Term Debt	(2,949)	(167)
Dividends Paid and Other Distributions	(21,980)	(21,952)
Net Cash Used in Financing Activities - Continuing Operations	(6,509)	(73,356)
Net Cash Used in Financing Activities - Discontinued Operations	(1,409)	(310)
Net Cash Used in Financing Activities	(7,918)	(73,666)
Net Change in Cash and Cash Equivalents – Discontinued Operations	(673)	--
Effect of Foreign Exchange Rate Fluctuations on Cash – Discontinued Operations	--	(324)
Net Change in Cash and Cash Equivalents	(14,652)	--
Cash and Cash Equivalents at Beginning of Period	14,652	--
Cash and Cash Equivalents at End of Period	$--	$--